Exhibit 99.1

GULF ISLAND

REPORTS THIRD QUARTER 2025 RESULTS

THE WOODLANDS, TX - Gulf Island Fabrication, Inc. (NASDAQ: GIFI) (“Gulf Island” or the “Company”), a leading steel fabricator and service provider to the industrial, energy and government sectors, today announced its results for the third quarter 2025.

THIRD QUARTER 2025 SUMMARY

•
Consolidated revenue of $51.5 million
•
Consolidated net income of $1.6 million; Consolidated adjusted EBITDA of $2.5 million
•
Services division operating income of $0.8 million; EBITDA of $1.3 million
•
Fabrication division operating income of $2.1 million; EBITDA of $2.9 million
•
Fabrication division awarded large structural steel components contract to support the rebuild of the Francis Scott Key Bridge
•
Entered into an agreement in November 2025 to be acquired by IES Holdings, Inc.

See “Non-GAAP Measures” below for the Company’s definition of EBITDA and adjusted EBITDA and reconciliations of the relevant amounts to the most directly comparable GAAP measure. See “Pending Transaction with IES” below for discussion of the November 2025 agreement with IES Holdings, Inc.

MANAGEMENT COMMENTARY

“We delivered strong third-quarter results with revenue of $51.5 million and adjusted EBITDA of $2.5 million, despite softer trends in our services business, a decline in small-scale fabrication activity and anticipated losses from our recently acquired Englobal business,” stated Richard Heo, Gulf Island’s Chief Executive Officer.

“We have made meaningful progress toward our strategic goal of business diversification with our previous acquisition of Englobal and growing focus on markets outside of oil and gas, such as infrastructure and government services. We believe our contract supporting the rebuild of the Francis Scott Key Bridge directly demonstrates the success of this strategy and highlights our competitive advantages in various end markets. We are also encouraged by the progress of the ongoing integration of Englobal, including our recent award with the U.S. Defense Logistics Agency, which underscores the benefits of this acquisition.”

“We have built a strong, more diversified business with a stable foundation in services and small-scale fabrication, complemented by attractive growth platforms in large fabrication and the Englobal business. I am proud of the progress we have made on our strategic transformation and the strong platform that we have created, which would not have been possible without the hard work and dedication of our employees across the organization,” concluded Heo.

RESULTS FOR THIRD QUARTER 2025

Consolidated – Revenue for the third quarter 2025 was $51.5 million, compared to $37.6 million for the prior year period. Net income for the third quarter 2025 was $1.6 million, compared to $2.3 million for the third quarter 2024. Adjusted EBITDA for the third quarter 2025 was $2.5 million, compared to $2.9 million for the prior year period. Adjusted EBITDA for the third quarter 2025 excludes integration costs of $0.1 million associated with the Englobal Acquisition, but includes operating losses of $1.0 million associated with the Englobal Business. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of consolidated net income to adjusted EBITDA.

Services Division – Revenue for the third quarter 2025 was $21.5 million, an increase of $1.2 million, or 6.2%, compared to the third quarter 2024, primarily due to the Englobal government services business.

Operating income was $0.8 million for the third quarter 2025, compared to $1.4 million for the third quarter 2024. EBITDA for the third quarter 2025 was $1.3 million (or 6.0% of revenue), down from $1.9 million (or 9.3% of revenue) for the prior year period. The decrease was primarily due to operating losses of $0.4 million resulting from the underutilization of resources for the Englobal engineering business and a less favorable project margin mix, offset partially by higher revenue. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Services division’s operating income to EBITDA.

Fabrication Division – Revenue for the third quarter 2025 was $30.6 million, an increase of $13.4 million, or 78.6%, compared to the third quarter 2024, primarily due to the division’s large structural steel components project (primarily related to procurement activities) and the Englobal automation business, offset partially by lower small-scale fabrication activity.

Operating income was $2.1 million for the third quarter 2025, compared to $2.0 million for the third quarter 2024. EBITDA for the third quarter 2025 was $2.9 million, up from $2.7 million for the prior year period. The increase was primarily due to higher revenue and a more favorable project margin mix for small-scale fabrication work, offset partially by lower utilization of facilities and resources, including operating losses of $0.6 million resulting from the underutilization of resources for the Englobal automation business. See “Non-GAAP Measures” below for the Company’s definition of EBITDA and a reconciliation of the Fabrication division’s operating income to EBITDA.

Corporate Division – Operating loss was $1.8 million for each of the third quarter 2025 and third quarter 2024. Adjusted EBITDA for each of the third quarter 2025 and third quarter 2024 was a loss of $1.7 million. Adjusted EBITDA for the third quarter 2025 excludes integration costs of $0.1 million associated with the Englobal Acquisition. See “Non-GAAP Measures” below for the Company’s definition of adjusted EBITDA and a reconciliation of the Corporate division’s operating loss to adjusted EBITDA.

BALANCE SHEET AND LIQUIDITY

The Company’s cash and short-term investments balance at September 30, 2025 was $64.6 million, including $1.2 million of restricted cash associated with outstanding letters of credit. At September 30, 2025, the Company had total debt of $19.0 million, bearing interest at a fixed rate of 3.0% per annum, with annual principal and interest payments of approximately $1.7 million through December 2038. The estimated fair value of the debt was $13.3 million at September 30, 2025, based on an estimated market rate of interest.

During the third quarter 2025, the Company repurchased 42,761 shares of its common stock for $0.3 million (average price per share of $6.75) under its share repurchase program. In accordance with certain restrictive covenants in the Merger Agreement (as defined below), the Company has suspended activity under its share repurchase program and does not intend to make further repurchases.

ENGLOBAL ACQUISITION

During the second quarter 2025, the Company acquired certain assets (the “Englobal Acquisition”) of ENGlobal Corporation’s (“Englobal”) automation, engineering and government services businesses (“Englobal Business”). Post-acquisition operating results of the automation business are reflected within the Fabrication division and post-acquisition operating results of the engineering and government businesses are reflected within the Services division. During the second and third quarters of 2025, the Englobal Business incurred operating losses of $0.5 million and $1.0 million, respectively, and the Company believes additional operating losses of approximately $1.0 million may be incurred during the fourth quarter 2025 as the business continues to transition out of bankruptcy. These expectations are consistent with the Company’s previous projections for the Englobal Business.

PENDING TRANSACTION WITH IES

As previously announced, on November 7, 2025, the Company entered into a definitive agreement (the “Merger Agreement”) with IES Holdings, Inc. (“IES”), providing for the acquisition of the Company by IES (the “Pending Transaction”). Under the terms of the Merger Agreement, if the Pending Transaction is completed, the Company’s shareholders will receive $12.00 per share in cash. The Pending Transaction was approved by the Company’s board of directors and is currently expected to close in the first quarter of 2026, subject to customary closing conditions, including approval by the Company’s shareholders and the receipt of required regulatory approvals.

SUSPENSION OF QUARTERLY CONFERENCE CALL DUE TO THE PENDING TRANSACTION

In light of the Pending Transaction, Gulf Island will not hold a conference call to discuss the Company’s financial results for the third quarter 2025.

ABOUT GULF ISLAND

Gulf Island is a leading fabricator of complex steel structures, modules and automation systems, and a provider of specialty services, including engineering, project management, commissioning, repair, maintenance, scaffolding, coatings, welding enclosures, cleaning and environmental, and technical field services to the industrial, energy and government sectors. The Company’s customers include U.S. and, to a lesser extent, international energy producers; refining, petrochemical, LNG, industrial and power operators; EPC companies; and federal, state and local governments. The Company is headquartered in The Woodlands, Texas and its primary operating facilities are located in Houma, Louisiana and Houston, Texas.

NON-GAAP MEASURES

This release includes certain measures, which are not recognized under U.S. generally accepted accounting principles (“GAAP”), including earnings before interest, taxes, depreciation and amortization (“EBITDA”), adjusted EBITDA, adjusted revenue, adjusted gross profit and new project awards. The Company believes EBITDA is a useful supplemental measure as it reflects the Company’s operating results and expectations of future performance excluding the non-cash impacts of depreciation and amortization. The Company believes adjusted EBITDA is a useful supplemental measure as it reflects the Company’s EBITDA adjusted to remove certain nonrecurring items (including transaction, integration and related costs associated with the Englobal Acquisition and a gain from the sale of excess property) and the operating results for the Company’s former Shipyard division (the wind down of which was completed in the first quarter 2025). The Company believes adjusted revenue and adjusted gross profit are useful supplemental measures as they reflect the Company’s revenue and gross profit adjusted to remove revenue and gross profit for the Company’s former Shipyard division (the wind down of which was completed in the first quarter 2025). Reconciliations of these non-GAAP measures, including EBITDA, adjusted EBITDA, adjusted revenue and adjusted gross profit to the most directly comparable GAAP measures are presented under “Consolidated Results of Operations” and “Results of Operations by Division” below.

The Company believes new project awards is a useful supplemental measure as it represents work that the Company is obligated to perform under its current contracts. New project awards represents the expected revenue value of new contract commitments received during a given period, including scope growth on existing contract commitments.

Non-GAAP measures are not intended to be replacements or alternatives to GAAP measures, and investors are urged to consider these non-GAAP measures in addition to, and not in substitution for, measures prepared in accordance with GAAP. The Company may present or calculate non-GAAP measures differently from other companies.

CAUTIONARY STATEMENT

This release contains forward-looking statements in which the Company discusses its potential future performance, operations and projects. Forward-looking statements, within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, are all statements other than statements of historical facts, such as projections or expectations relating to consummation of the Pending Transaction; the realization of the expected benefits of the Pending Transaction; operating results; diversification and entry into new end markets; the Company’s integration of the Englobal Business into its existing operations and realization of the anticipated benefits of the Englobal Acquisition; industry outlook; oil and gas prices; timing of investment decisions and new project awards; cash flows and cash balance; capital expenditures; tax rates; implementation of the Company’s share repurchase program and any other return of capital to shareholders; liquidity; and execution of strategic initiatives. The words “anticipates,” “appear,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “proposed,” “potential” and any similar expressions are intended to identify those assertions as forward-looking statements.

The Company cautions readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause its actual results to differ materially from those anticipated in the forward-looking statements include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the termination of the Pending Transaction or Company Change in Recommendation (as defined in the Merger Agreement); the inability to complete the Pending Transaction due to the failure to obtain the shareholder approval necessary for the Pending Transaction; the failure to obtain, delays in obtaining, or adverse conditions contained in any required regulatory or other approvals for consummation of the Pending Transaction or the failure to satisfy other conditions to completion of the Pending Transaction; the failure of the Pending Transaction to close for any other reason, including due to a Company Material Adverse Effect (as defined in the Merger Agreement); risks related to disruption of management’s attention from the Company’s ongoing business operations due to the Pending Transaction; the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the Merger Agreement, the Pending Transaction or otherwise; the risk that the pendency of the Pending Transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the Pending Transaction; the effect of the announcement of the Pending Transaction on the Company’s relationships with its contractual counterparties, including customers, operating results and business generally; the amount of the costs, fees, expenses and charges related to the Pending Transaction; the Company’s ability to successfully integrate the Englobal Business into its existing operations and realize the anticipated benefits of the Englobal Acquisition; changes in trade policies of the U.S. and other countries, including tariffs and related market uncertainties; modifications, delays or terminations of the Company’s contracts with government entities or customers subject to government funding, including due to government funding limitations or any disruptions from a government shutdown; and other factors described under “Risk Factors” in Part I, Item 1A of the Company’s annual report on Form 10-K for the year ended December 31, 2024, as updated by the Company’s subsequent filings with the SEC.

Additional factors or risks that the Company currently deems immaterial, that are not presently known to the Company or that arise in the future could also cause the Company’s actual results to differ materially from its expected results. Given these uncertainties, investors are cautioned that many of the assumptions upon which the Company’s forward-looking statements are based are likely to change after the date the forward-looking statements are made, which it cannot control. Further, the Company may make changes to its business plans that could affect its results. The Company cautions investors that it undertakes no obligation to publicly update or revise any forward-looking statements, which speak only as of the date made, for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise, and notwithstanding any changes in its assumptions, changes in business plans, actual experience or other changes.

COMPANY INFORMATION

Richard W. Heo	Westley S. Stockton
Chief Executive Officer	Chief Financial Officer
713.714.6100	713.714.6100

Consolidated Results of Operations (in thousands, except per share data)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
New project awards(1)	$81,474	$32,131	$36,902	$147,585	$120,530

Revenue	$51,540	$37,538	$37,640	$129,351	$121,783
Cost of revenue	46,660	33,977	32,984	114,295	106,845
Gross profit	4,880	3,561	4,656	15,056	14,938
General and administrative expense	3,651	3,286	2,985	10,172	9,823
Other (income) expense, net(2)	83	1,354	(1)	1,537	(3,548)
Operating income (loss)(3)	1,146	(1,079)	1,672	3,347	8,663
Interest (expense) income, net	411	510	647	1,470	1,792
Income (loss) before income taxes	1,557	(569)	2,319	4,817	10,455
Income tax (expense) benefit	2	(5)	(2)	(5)	(9)
Net income (loss)	$1,559	$(574)	$2,317	$4,812	$10,446
Per share data:
Basic income (loss) per share	$0.10	$(0.04)	$0.14	$0.30	$0.64
Diluted income (loss) per share	$0.10	$(0.04)	$0.14	$0.29	$0.62
Weighted average shares:
Basic	16,018	16,187	16,489	16,180	16,373
Diluted	16,148	16,187	16,728	16,409	16,782

Consolidated Adjusted Revenue(1) Reconciliation (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Revenue	$51,540	$37,538	$37,640	$129,351	$121,783
Shipyard revenue	-	-	(490)	-	(935)
Adjusted revenue	$51,540	$37,538	$37,150	$129,351	$120,848

Consolidated Adjusted Gross Profit(1) Reconciliation (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Gross profit	$4,880	$3,561	$4,656	$15,056	$14,938
Shipyard gross profit	-	-	(75)	-	(425)
Adjusted gross profit	$4,880	$3,561	$4,581	$15,056	$14,513

Consolidated EBITDA and Adjusted EBITDA(1) Reconciliations (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Net income (loss)	$1,559	$(574)	$2,317	$4,812	$10,446
Income tax expense (benefit)	(2)	5	2	5	9
Interest expense (income), net	(411)	(510)	(647)	(1,470)	(1,792)
Operating income (loss)(3)	1,146	(1,079)	1,672	3,347	8,663
Depreciation and amortization	1,228	1,194	1,208	3,678	3,641
EBITDA	2,374	115	2,880	7,025	12,304
Gain on property sale(2)	-	-	-	-	(2,880)
Shipyard operating income	-	-	(22)	-	(373)
Transaction/integration costs(2)	91	1,825	-	2,129	-
Adjusted EBITDA	$2,465	$1,940	$2,858	$9,154	$9,051

Results of Operations by Division (including Reconciliations of EBITDA and Adjusted EBITDA) (in thousands)

	Three Months Ended			Nine Months Ended
Services Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
New project awards(1)	$28,749	$21,858	$20,205	$70,478	$68,065

Revenue	$21,494	$21,978	$20,245	$63,327	$68,546
Cost of revenue	19,668	19,580	18,205	56,820	60,005
Gross profit	1,826	2,398	2,040	6,507	8,541
General and administrative expense	984	829	634	2,513	2,064
Other (income) expense, net	(1)	-	10	(1)	25
Operating income(3)	$843	$1,569	$1,396	$3,995	$6,452

EBITDA(1)
Operating income(3)	$843	$1,569	$1,396	$3,995	$6,452
Depreciation and amortization	439	437	495	1,358	1,461
EBITDA	$1,282	$2,006	$1,891	$5,353	$7,913

	Three Months Ended			Nine Months Ended
Fabrication Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
New project awards(1)	$53,230	$10,558	$16,902	$78,173	$52,784

Revenue	$30,551	$15,845	$17,110	$67,090	$52,975
Cost of revenue	27,497	14,682	14,569	58,541	47,003
Gross profit	3,054	1,163	2,541	8,549	5,972
General and administrative expense	978	828	489	2,373	1,475
Other (income) expense, net(2)	(55)	(72)	18	(157)	(3,387)
Operating income(3)	$2,131	$407	$2,034	$6,333	$7,884

EBITDA and Adjusted EBITDA(1)
Operating income(3)	$2,131	$407	$2,034	$6,333	$7,884
Depreciation and amortization	765	733	633	2,196	1,942
EBITDA	2,896	1,140	2,667	8,529	9,826
Gain on property sale(2)	-	-	-	-	(2,880)
Adjusted EBITDA	$2,896	$1,140	$2,667	$8,529	$6,946

	Three Months Ended			Nine Months Ended
Former Shipyard Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2025(4)	2025(4)	2024	2025(4)	2024
New project awards(1)	$-	$-	$-	$-	$354

Revenue	$-	$-	$490	$-	$935
Cost of revenue	-	-	415	-	510
Gross profit	-	-	75	-	425
General and administrative expense	-	-	-	-	-
Other (income) expense, net	-	-	53	-	52
Operating income	$-	$-	$22	$-	$373

EBITDA(1)
Operating income	$-	$-	$22	$-	$373
Depreciation and amortization	-	-	-	-	-
EBITDA	$-	$-	$22	$-	$373

	Three Months Ended			Nine Months Ended
Corporate Division	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
New project awards (eliminations)(1)	$(505)	$(285)	$(205)	$(1,066)	$(673)

Revenue (eliminations)	$(505)	$(285)	$(205)	$(1,066)	$(673)
Cost of revenue (eliminations)	(505)	(285)	(205)	(1,066)	(673)
Gross profit	-	-	-	-	-
General and administrative expense	1,689	1,629	1,862	5,286	6,284
Other (income) expense, net(2)	139	1,426	(82)	1,695	(238)
Operating loss	$(1,828)	$(3,055)	$(1,780)	$(6,981)	$(6,046)

EBITDA and Adjusted EBITDA(1)
Operating loss	$(1,828)	$(3,055)	$(1,780)	$(6,981)	$(6,046)
Depreciation and amortization	24	24	80	124	238
EBITDA	(1,804)	(3,031)	(1,700)	(6,857)	(5,808)
Transaction/integration costs(2)	91	1,825	-	2,129	-
Adjusted EBITDA	$(1,713)	$(1,206)	$(1,700)	$(4,728)	$(5,808)

_________________

(1)
New projects awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA are non-GAAP measures. See “Non-GAAP Measures” above for the Company’s definition of new project awards, adjusted revenue, adjusted gross profit, EBITDA and adjusted EBITDA.
(2)
Other (income) expense for the Fabrication division for the nine months ended September 30, 2024, includes a gain of $2.9 million from the sale of excess property. This amount has been removed from EBITDA to derive Fabrication division and Consolidated adjusted EBITDA. Other (income) expense for the Corporate division for the three months ended September 30, 2025 and June 30, 2025, and nine months ended September 30, 2025, includes transaction and integration costs of $0.1 million, $0.3 million, and $0.6 million, respectively, associated with the Englobal Acquisition, and for each of the three months ended June 30, 2025 and nine months ended September 30, 2025, includes a charge of $1.5 million associated with the purchase of an unrecoverable loan in connection with the Englobal Acquisition. Such amounts have been removed from EBITDA to derive Corporate division and Consolidated adjusted EBITDA.
(3)
Operating income for the Fabrication division for the three months ended September 30, 2025 and June 30, 2025, and nine months ended September 30, 2025, includes operating losses of $0.6 million, $0.3 million and $0.9 million, respectively, related to the Englobal automation business, and operating income for the Services division for each of the three months ended September 30, 2025 and June 30, 2025, and nine months ended September 30, 2025, includes operating losses of $0.4 million, $0.2 million and $0.6 million, respectively, related to the Englobal engineering and government businesses.
(4)
Effective January 1, 2025, the Shipyard division is no longer a reportable segment.

Consolidated Balance Sheets (in thousands)

	September 30, 2025	December 31, 2024
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$23,206	$27,284
Restricted cash	1,197	1,197
Short-term investments	40,156	38,784
Contract receivables and retainage, net	35,686	22,487
Contract assets	11,679	8,611
Prepaid expenses and other assets	3,602	5,139
Inventory	2,716	1,907
Total current assets	118,242	105,409
Property, plant and equipment, net	21,992	24,051
Goodwill	3,606	2,217
Other intangibles, net	821	557
Other noncurrent assets	2,065	982
Total assets	$146,726	$133,216
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$18,067	$5,801
Contract liabilities	981	1,278
Accrued expenses and other liabilities	13,259	13,180
Long-term debt, current	1,117	1,117
Total current liabilities	33,424	21,376
Long-term debt, noncurrent	17,881	17,888
Other noncurrent liabilities	1,117	850
Total liabilities	52,422	40,114
Shareholders’ equity:
Preferred stock, no par value, 5,000 shares authorized, no shares issued and outstanding	—	—
Common stock, no par value, 30,000 shares authorized, 15,999 shares issued and outstanding at September 30, 2025 and 16,346 at December 31, 2024	11,308	11,669
Additional paid-in capital	104,816	108,065
Accumulated deficit	(21,820)	(26,632)
Total shareholders’ equity	94,304	93,102
Total liabilities and shareholders’ equity	$146,726	$133,216

Consolidated Cash Flows (in thousands)

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2025	2025	2024	2025	2024
Cash flows from operating activities:
Net income (loss)	$1,559	$(574)	$2,317	$4,812	$10,446
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	1,228	1,194	1,208	3,678	3,641
Change in allowance for doubtful accounts and credit losses	—	1,500	—	1,500	(28)
(Gain) loss on sale or disposal of property and equipment, net	—	—	—	8	(3,942)
Stock-based compensation expense	276	289	406	908	1,444
Changes in operating assets and liabilities:
Contract receivables and retainage, net	(7,850)	(267)	9,929	(11,037)	12,822
Contract assets	(3,952)	3,069	(3,594)	(2,345)	(3,076)
Prepaid expenses, inventory and other current assets	1,328	(76)	249	820	2,401
Accounts payable	11,412	(3,491)	(3,382)	11,919	(2,843)
Contract liabilities	(1,097)	(294)	(2,650)	(1,735)	(3,991)
Accrued expenses and other current liabilities	(35)	1,366	1,347	(548)	(494)
Noncurrent assets and liabilities, net and other	(13)	(177)	(184)	(366)	(437)
Net cash provided by operating activities	2,856	2,539	5,646	7,614	15,943
Cash flows from investing activities:
Capital expenditures	(197)	(309)	(1,314)	(813)	(4,880)
Acquisition of business	—	(2,350)	—	(3,500)	—
Purchase of loan	—	(1,500)	—	(1,500)	—
Proceeds from sale of property and equipment	—	—	—	11	9,614
Recoveries from insurance claims	—	—	—	—	326
Purchases of short-term investments	(40,289)	(9,429)	(14,407)	(63,792)	(71,744)
Maturities of short-term investments	14,300	32,900	22,500	62,420	35,955
Net cash provided by (used in) investing activities	(26,186)	19,312	6,779	(7,174)	(30,729)
Cash flows from financing activities:
Tax payments for vested stock withholdings	—	(860)	—	(860)	(1,183)
Repurchases of common stock	(289)	(2,802)	(606)	(3,658)	(879)
Net cash used in financing activities	(289)	(3,662)	(606)	(4,518)	(2,062)
Net increase (decrease) in cash, cash equivalents and restricted cash	(23,619)	18,189	11,819	(4,078)	(16,848)
Cash, cash equivalents and restricted cash, beginning of period	48,022	29,833	10,984	28,481	39,651
Cash, cash equivalents and restricted cash, end of period	$24,403	$48,022	$22,803	$24,403	$22,803